Exhibit 5.1

220 South Franklin Street Tampa, Florida 33602-5330 (813) 224-9255[Phone] (813) 223-9620 [Fax] www.bushross.com Mailing Address: Post Office Box 3913 Tampa, Florida 33601-3913

December 4, 2006

VIA U.S. MAIL

Expedition Leasing, Inc.

1900 Land O’Lakes Blvd., Suite 105

Lutz, Florida 33549

Ladies and Gentlemen:

We have acted as counsel to Expedition Leasing, Inc., a Florida corporation (the “Company”), in connection with the Registration Statement on Form SB-2 (Registration No. 333-135514) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the resale of up to an aggregate of 5,229,800 shares of the common stock, par value $0.00001 per share, of the Company (the “Shares”) by certain selling shareholders (the “Selling Shareholders”).

You have requested that we render the opinion set forth in this letter and we are furnishing this opinion pursuant to the requirements of Item 27 of Form SB-2 and Item 601(b)(5) of Regulation S-B promulgated by the Commission under the Act.

In connection herewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement (including all amendments thereto) as filed with the Commission, (ii) the Company’s Articles of Incorporation, as amended and/or restated to date, (iii) the Company’s By-Laws, as amended and/or restated to date, (iv) resolutions of the Board of Directors of the Company relating to the issuance of the Shares covered by the Registration Statement; and (v) such other documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others. In addition, we have assumed the conformity of the certificates representing the Shares to the form of the specimen thereof examined by us and the due execution and delivery of such certificates.

We express no opinion herein as to the law of any state or jurisdiction other than the laws of the State of Florida and the federal laws of the United States of America.

Expedition Leasing, Inc.

December 4, 2006

In rendering any opinion that the Shares are “fully paid,” we have assumed that the Company has received full consideration for the issuance of such Shares, and we have relied solely, without independent investigation, upon the representation of the Company to that effect.

Based upon the foregoing, it is our opinion that the Shares that may be sold by the Selling Shareholders pursuant to the Registration Statement are validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectus constituting a part thereof, and any amendments thereto. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the fact that may hereafter be brought to our attention, whether or not such occurrence would affect or modify the opinions expressed herein. This opinion is intended solely for use in connection with the issuance and sale of the Shares subject to the Registration Statement and may not be relied upon for any other purpose. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, as amended, or the rules or regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Bush Ross, P.A.
Bush Ross, P.A.